Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GTG ACQUISITION CORP.,
A DELAWARE CORPORATION,

RES MERGER SUB, INC.
A DELAWARE CORPORATION

AND

RESONATE INC.,
A DELAWARE CORPORATION

Dated January 21, 2003

i

TABLE OF CONTENTS
(Continued)

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of January 21, 2003 by and among GTG Acquisition Corp., a Delaware corporation (“Parent”), Res Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and Resonate Inc., a Delaware corporation (the “Company”), with respect to the facts and circumstances set forth below. Capitalized terms used herein without definition have the meanings set forth in Article 1 or elsewhere in this Agreement. Parent, Sub and the Company may be referred hereinafter each as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Company’s Board, based on a recommendation of a special committee thereof comprised entirely of non-management independent directors (the “Special Committee”) of the Company Board, the Board of Directors of Parent and Sub, respectively, each have approved and determined that it is fair and advisable for their respective securityholders to effect a merger of Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to the Certificate of Merger and upon the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into the right to receive a per share cash payment at the rate set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1.

DEFINITIONS

“Acquisition Proposal” is defined in Section 5.4.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

“Adjustment Amount” is defined in Section 2.10(a).

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

“Alternative Transaction” is defined in Section 7.3(b).

“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination or cancellation.

“Business Day” means any day other than a day on which the Over the Counter Bulletin Board is closed for trading.

“Cashed-Out Company Option” is defined in Section 2.13(a).

“Closing Date” is defined in Section 2.3.

“Closing Net Cash Balance” means the amount of cash, cash equivalents and short-term investments (determined, in the case of cash-equivalents and short-term investments, in accordance with GAAP), net of accrued but unpaid Company Expenses and Parent Expenses, that the Company has at the Closing Date.

“Company” is defined in the preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the Company’s common stock, $0.0001 par value.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent concurrently with the execution of, and dated the date of, this Agreement.

“Company Expenses” means the fees and expenses of financial advisors, legal counsel and accountants representing the Company or the Special Committee, and the other fees, expenses and out-of-pocket costs of the Company and the Special Committee (including, without limitation, directors’ fees but excluding all Parent Expenses), incurred by the Company in connection with the Merger.

“Company Option” is defined in Section 2.13(a).

“Company Option Plans” is defined in Section 2.13(a).

“Company ESPP” is defined in Section 2.13(c).

“Company Stockholders” means the stockholders of the Company as they may be constituted from time-to-time.

“Confidentiality Agreement” is defined in Section 5.3(c).

“Consent” means any consent, approval, notification, waiver, or other similar action required pursuant to a Contract.

“Contract” means any Enforceable contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right or instrument, whether written or oral.

“Copyrights” means all copyrights in both published works and unpublished works including any registrations and applications therefor and whether registered or unregistered.

“Dissenting Shares” is defined in Section 2.12.

“DGCL” is defined in Section 2.1.

“Effective Time” is defined in Section 2.2.

“Employee Benefit Plans” means all employee benefit plans or arrangements of any kind, including without limitation, bonus deferred compensation, incentive compensation, equity compensation, equity purchase, equity option, equity appreciation rights, restricted equity, severance or termination pay, fringe benefit, vacation, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, savings, pension, retirement, or supplemental retirement plan, program, agreement or arrangement, whether or not a plan described in Section 3(3) of ERISA.

“Encumbrance” means any mortgage, Security Interest, lien, hypothecation, pledge, charge or encumbrance of any kind, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other general attribute of ownership.

“Enforceable” with respect to a Contract means that such Contract is the legal, valid, and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Equity Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Equity Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Equity Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Advisor” is defined in Section 4.4.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Agreement” is defined in Section 8.1.

“Indemnified Liabilities” is defined in Section 5.7(a).

“Indemnified Persons” is defined in Section 5.7(a).

“Insured Parties” is defined in Section 5.7(c).

“Intellectual Property” means any Marks, Patents, Copyrights, Trade Secrets or rights, licenses, liens, Security Interests, charges, Encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any Marks, Patents, Copyrights, or Trade Secrets.

“Knowledge” (i) when used in this Agreement with reference to the Company, shall be deemed to mean and refer to the actual knowledge of the Company’s executive officers, and (ii) when used in this Agreement with reference to Parent, shall be deemed to mean and refer to the actual knowledge of Parent’s executive officers.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Marks” means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, designs and general intangibles of like nature and applications, together with all goodwill related to the foregoing.

“Material Adverse Change (or Effect)” means any event or events or state of affairs or states of affairs, or change therein, that has or have had or would reasonably be expected to have a material adverse effect (individually or in the aggregate) on (i) the business, financial condition or operations of a Person, which in the case of the Company (viewed, for all purposes of this definition, without giving effect to the Merger) or Parent shall be viewed together with its respective Subsidiaries on a consolidated basis or (ii) the ability of the Company or Parent and Sub, as the case may be, to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Termination Date; provided, however, that in the case of the Company, (A) conditions, events or circumstances generally adversely affecting the United States economy, the United States securities markets, or the Software industry, (B) the announcement or pendency of this Agreement or the transactions contemplated hereby, (C) any litigation or Threatened litigation in connection with this Agreement or the transactions contemplated hereby, and (D) any failure by the Company to meet any budget, forecast or projection shall not be taken into account in determining whether there has been or would be a material adverse effect.

“Merger” is defined in the first recital to this Agreement.

“Merger Consideration” is defined in Section 2.11.

“NASD” means the National Association of Securities Dealers, Inc.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Entity, arbitrator or mediator.

“Options” means the options to purchase shares of capital stock of the Company.

“Ordinary Course of Business” means, with respect to any Person, that Person’s ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a non-natural Person, including any amendments thereto.

“Parent” is defined in the preamble to this Agreement.

“Parent Expenses” is defined in Section 5.9

“Party/Parties” is defined in the preamble to this Agreement.

“Patents” means all (A) patents and patent applications and any continuations, continuations in part, renewals and applications therefor, and (B) any inventions and discoveries that may be patentable.

“Paying Agent” is defined in Section 2.11.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Entity.

“Per Share Amount” is defined in Section 2.10(a).

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Entity.

“Proxy Statement” means the definitive proxy of the Company relating to the Merger.

“Requisite Stockholder Vote” is defined in Section 4.11.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right except for (i) liens for taxes, assessments, governmental charges, or claims which are not yet due and payable or are being duly contested in good faith by appropriate Actions, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business or with respect to amounts not yet delinquent and being contested in good faith by appropriate Actions; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Share” means any share of the Company Common Stock.

“Share Certificates” is defined in Section 2.11.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code;

(ii) testing, validation, verification and quality assurance materials; (iii) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (vii) documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

“Special Committee” is defined in the first recital to this Agreement.

“Special Meeting” is defined in Section 2.14(a)(i).

“Sub” is defined in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a 50% of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Surviving Corporation” is defined in Section 2.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” is defined in Section 7.1(b)(ii).

“Termination Fee” is defined in Section 7.3(b).

“Threatened” with respect to a demand, statement or claim means that such demand, statement or claim has been made (orally or in writing) or a notice has been given (orally or in writing), or a claim has been asserted, commenced, or otherwise taken with respect thereto.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software, databases, works of authorship, mask works, technical information, data, process technology, plans, drawings, blue prints know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, methodologies and, with respect to all of the foregoing, related confidential data or information.

ARTICLE 2.

THE MERGER

2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall thereupon cease, and the Company shall be the successor or surviving corporation and shall continue its existence under the Laws of the State of Delaware. The Company, as the surviving corporation after the consummation of the Merger, shall be sometimes hereinafter referred to as the “Surviving Corporation.”

2.2    Effective Time.    Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a duly executed certificate of merger of Sub and the Company (the “Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on the Closing Date, and shall take all other action required by law to effect the Merger. The Merger shall become effective upon such filing or at such time thereafter as shall be agreed by the Parties and provided in the Certificate of Merger (the “Effective Time”).

2.3    Closing.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 7, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Resonate Inc. in Sunnyvale, California, on the second Business Day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article 6 have been satisfied or waived(other than those conditions that, by their terms, are to be satisfied or waived on the Closing Date), or such other date, time or place as shall be agreed to in writing by the Parties (the “Closing Date”).

2.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation; Name.    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Sub, as in effect immediately prior to the Effective

Time except as to those sections regarding indemnification, which shall be identical to those relevant sections in the Company’s certificate of incorporation as in effect at the Effective Time (except that the name of the Surviving Corporation shall be “Resonate Inc.”), and such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

2.6    Bylaws.    At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Sub in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law, except that all references in such bylaws to Sub shall be changed to refer to Resonate Inc.

2.7    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are authorized to take, and will take, any and all such lawful actions.

2.8    Directors.    The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.9    Officers.    The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.10    Merger Consideration, Conversion and Cancellation of Shares.    At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, Sub or the Company, or the holders of any of the following securities:

(a)    Each Share issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued upon exercise of Options and other convertible securities of the Company, but excluding any Dissenting Shares and Shares to be cancelled pursuant to Section 2.10(b)), shall be converted automatically into the right to receive an amount in cash (the “Per Share Amount”) equal to the sum of (I) $1.90 and (II) an amount (the “Adjustment Amount”), if any, equal to the product of (A) $0.01 multiplied by (B) the quotient of (1) the difference between the Closing Net Cash Balance and $58,000,000 divided by (2) $250,000 (with such quotient being rounded down to the nearest whole number); provided, however, that the Adjustment Amount may not be less than zero or greater than $0.04 per share, without interest, payable to the holder thereof, less any required withholding taxes, upon surrender of the certificate formerly representing such Share in accordance with this Article 2.

(b)    Each Share held in the treasury of the Company or held by Parent, Sub or any other Subsidiary of Parent, if any, immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)    Each outstanding share of common stock of Sub shall be converted into one (1) share of common stock of the Surviving Corporation.

(d)    If between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the Per Share Amount payable to each holder of Shares shall be correspondingly adjusted.

2.11    Payment of Cash for Shares.

(a)    At or prior to the Effective Time, the Company shall irrevocably deposit or cause to be deposited with a paying agent appointed by Parent and reasonably acceptable to the Company (the “Paying Agent”), as agent for the holders of Shares to be cancelled in accordance with Section 2.10(a), cash in the aggregate amount necessary to pay the Per Share Amount in respect of all Shares that have been converted into the right to receive the Per Share Amount under Section 2.10(a) (the “Merger Consideration”). Pending distribution pursuant to Section 2.11(b) of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of the Shares converted pursuant to the Merger and such cash shall not be used for any other purposes. Promptly, and in no event later than five Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Per Share Amount pursuant to Section 2.10 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing the Shares (the “Share Certificates”) shall pass, only upon proper delivery of the Share Certificate(s) to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificate(s) pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Share Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Per Share Amount for each Share formerly evidenced by such Share Certificate, and such Share Certificate shall thereupon be cancelled. No interest shall accrue or be paid on the Per Share Amount payable upon the surrender of any Share Certificate for the benefit of the holder of such Share Certificate and any required withholding taxes on the Per Share Amount may be withheld by the Surviving Corporation or the Paying Agent. All interest accrued in respect of the cash deposited with the Paying Agent shall accrue to the benefit of and be paid to the Surviving Corporation.

(b)    After surrender to the Paying Agent of any Share Certificate or other instrument which prior to the Effective Time shall have represented any Shares, the Paying Agent shall promptly distribute to the Person in whose name such Share Certificate or other instrument shall have been registered, a check representing the Merger Consideration that such Person has the right to receive pursuant to the provisions of this Article 2. Until so surrendered and cancelled, each such Share Certificate or other instrument shall, after the Effective Time, be deemed to represent only the right to receive the Per Share Amount, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding Share Certificate or other instrument in respect thereof. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease, except for Dissenting Shares and otherwise as required by law, to have any rights with respect to such Shares, other than the right to receive the Per Share Amount as provided in this Agreement.

(c)    If payment is to be made to a Person other than the registered holder of the Shares represented by the Share Certificate or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the Share Certificate or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates representing the Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Amount provided for, and in accordance with the procedures set forth in this Article 2.

(e)    If any cash deposited with the Paying Agent for purposes of payment in exchange for the Shares remains unclaimed one year after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted the Shares into the Per Share Amount or otherwise received the Per Share Amount pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Shares seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Any portion of the Merger Consideration made available to the Paying Agent to pay for Shares for which dissenters’ rights have been perfected as provided in Section 2.12 hereof shall be returned to the Surviving Corporation upon demand.

(g)    No dividends or other distributions with respect to capital stock of the Company with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for the Shares.

(h)    In the event that any Share Certificate or other instrument representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or other instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Share Certificate or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed certificate or other instrument representing the Shares, the Per Share Amount, and unpaid dividends and distributions on Shares deliverable in respect thereof, pursuant to this Agreement and the Merger, without interest and less any required withholding taxes.

2.12    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by a holder who has delivered a written demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Amount as provided in Section 2.10 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. Such holder shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of the DGCL provided that such holder complies with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Amount, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands and be consulted with respect to the Company’s response thereto. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

2.13    Stock Options and ESPP.

(a)    At the Effective Time, the vested portion of each outstanding and unexercised option to purchase Shares (a “Company Option”) pursuant to the 1996 Stock Option Plan, as amended, the 2000 Stock Option Plan of the Company or otherwise (collectively, the “Company Option Plans”), the per share exercise price of which Company Option is less than the Per Share Amount (a “Cashed-Out Company Option”), shall be converted into an obligation of the Company to pay, and the right of the holder thereof to receive, in full satisfaction of each Cashed-Out Company Option, the “Cash Amount” with respect to such Cashed-Out Company Option, less any required withholding taxes. The “Cash Amount” for any Cashed-Out Company Option shall equal the product of: (1) the excess of the Per Share Amount over the exercise price per Share of such Cashed-Out Company Option and (2) the number of Shares issuable upon the exercise of such Cashed-Out Company Option. The Company shall take all reasonable actions necessary to cause the holders of Company Options to consent, to the extent required, to the transactions contemplated by this Section 2.13 no later than immediately prior to the Effective Time and shall facilitate the net exercise of Cashed-Out Company Options so as to enable the holders thereof to receive the Cash Amount in respect thereof without first paying the exercise price thereof. Except as may be otherwise agreed to by Parent and the Company, as of the Effective Time, (A) the Company Option Plans shall terminate, (B) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted and (C) no holder of Company Options or any participant in the Company Option Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any Equity Interests of the Company, the Surviving Corporation or any Subsidiary thereof. The Company and Parent agree that the Cash Amounts are the sole payments that will be made with respect to or in relation to the Company Options.

(b)    As soon as practicable, and in no event more than five Business Days following the Effective Time, Parent shall cause to be mailed to the holder of each Cashed-Out Company Option, the Cash Amount payable with respect to such Cashed-Out Company Option to such holder pursuant to Section 2.13(a) hereof, less any required withholding taxes.

(c)    The rights of participants in the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”) with respect to any offering period then in progress under the Company ESPP shall be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering periods as a fully effective and completed offering period for all purposes under the Company ESPP. The Company shall provide notice to each participant in the Company ESPP of such shortened offering period and adjustments as required by the Company ESPP. As of the Effective Time, the Company ESPP shall be terminated.

(d)    At or before the Effective Time, the Company shall use commercially reasonable efforts to take all actions, in a manner reasonably satisfactory to Parent, necessary or advisable to give effect to the foregoing provisions of this Section 2.13.

(e)    The Company shall take such steps as may be reasonably necessary to cause the transactions contemplated by this Section 2.13 by any individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

2.14    Stockholders’ Meeting.

(a)    In order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

(i)    duly call, give notice of, convene and hold a special meeting of the Company Stockholders (the “Special Meeting”) as promptly as practicable following the date hereof for the purpose of considering and taking action upon the approval of this Agreement and approval of the Merger;

(ii)    prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and to respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy or information statement and cause the Proxy Statement to be mailed to the Company Stockholders;

(iii)    subject to Sections 5.4(b) and (d), include in the Proxy Statement the recommendation of the Company Board (upon the recommendation of the Special Committee) that the Company Stockholders adopt this Agreement and approve the Merger;

(iv)    subject to Sections 5.4(b) and (d), use its commercially reasonable efforts to (a) solicit from Company Stockholders, as of the record date for the Special Meeting, proxies in favor of the adoption of this Agreement and approval of the Merger and (b) take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of the Company Stockholders as required by Delaware Law to effect the Merger.

(b)    Parent will provide the Company with the information concerning Parent and Sub required to be included in the Proxy Statement and any other filings required by the rules and regulations promulgated by the SEC and shall cooperate with the Company and take all steps reasonably necessary to comply with the filing and dissemination requirements of applicable securities laws and regulations.

(c)    Parent shall vote, or cause to be voted, all Shares owned by Parent or any of Parent’s Subsidiaries in favor of the adoption of this Agreement and the approval of the Merger.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

CONCERNING PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company that:

3.1    Entity Status.

Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Sub has the requisite respective power and authority to own or lease its properties and to carry on its business as currently conducted. Parent has previously furnished to the Company complete and correct copies of its and Sub’s respective Organizational Documents. Neither Parent nor Sub is in Breach of any provision of its respective Organizational Documents. Each of Parent and Sub is qualified to do business in all jurisdictions where such qualification is required. There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of Parent or Sub.

3.2    Power and Authority; Enforceability.

Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement, and to perform and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by each of them of the Merger and the other transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Sub, respectively, and by Parent as the sole stockholder of Sub, and no other corporate action on the part of Parent or Sub, respectively, is necessary to authorize the execution and delivery or performance by them of this Agreement or their consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by, and, assuming due authorization by the Company, is Enforceable against, each of Parent and Sub.

3.3    Consents and Approvals; No Defaults.

(a)    No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Parent or Sub in connection with its respective execution, delivery or performance of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the SEC and state securities authorities, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Sub, and (iv) applicable requirements, if any, in connection with the HSR Act and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country.

(b)    Subject to receipt of the consents and approvals, and the making of the filings, referred to in Section 3.3(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof by Parent and Sub do not and will not (i) result in any Breach of the terms, conditions, or provisions of the Organizational Documents of Parent or Sub; (ii) result in a Breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance under, any of the terms, conditions or provisions of any Contract, Order or Permit to which Parent or Sub is a party or by which it or any of its respective properties or assets may be bound or affected; or (iii) violate any Law or Order applicable to Parent or Sub, except for any Breach or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Sub.

3.4    Operations of Sub.    Sub was formed solely for the purpose of engaging in the transactions contemplated herein and neither has engaged in any business activities or conducted any operations other than in connection with such transactions.

3.5    Brokers’ Fees.

Neither Parent nor Sub has any liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby.

3.6    Statements True and Correct.

None of the information (including this Agreement) supplied or to be supplied by Parent or Sub (i) to the Company for inclusion in the Proxy Statement or in any other filings with the SEC in connection with the transactions contemplated by this Agreement or (ii) to any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

3.7    Regulatory Approvals.

Neither Parent nor Sub has taken any action and has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity necessary in connection with the consummation of the Merger, or any of the transactions contemplated by this Agreement which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Parent or Sub.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY

The Company represents and warrants to Parent and Sub that except to the extent set forth on the Company Disclosure Schedule that:

4.1    Corporate Status.

The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has the requisite power and authority to own or lease its properties and to carry on its businesses as currently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent correct and complete copies of its Organizational Documents, as amended to date. The Company is not in Breach of any provision of its Organizational Documents, except where such breach would not, individually or in the aggregate have a Material Adverse Effect on the Company.

4.2    Power and Authority; Enforceability.

The Company has the requisite power and authority to execute and deliver this Agreement and to perform and consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby have been duly authorized by the Company Board (upon the recommendation of the Special Committee), and no other corporate action on the part of the Company (other than adoption of this Agreement and approval of the Merger by the Company Stockholders) is necessary to authorize the execution, delivery and performance by the Company of this Agreement or its consummation of such transactions. This Agreement has been duly authorized, executed and delivered by, and, assuming due authorization by Parent and Sub, is Enforceable against, the Company.

4.3    Consents and Approvals; No Defaults.

(a)    No consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the NASD, the SEC and state securities authorities, (ii) the Requisite Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) applicable requirements, if any, in connection with the HSR Act and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country, and (v) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b)    Subject to receipt of the consents and approvals, and the making of the filings, referred to in Section 4.3(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) result in any Breach of the terms, conditions, or provisions of, the respective Organizational Documents of the Company; (ii) result in a Breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any Contract, Order or Permit to which the Company is a party or by which it or any of its properties or assets may be bound or affected so as in any such case to result in a Material Adverse Effect on the Company; or (iii) violate any Law or Order applicable to the Company except for any Breach or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)    Section 4.3(c) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ material agreements, contracts,

licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would be reasonably likely to result in a material loss of benefits to the Company as a result of the Merger.

4.4    Brokers’ Fees.

Other than fees payable to Broadview International LLC (the “Financial Advisor,” which term also includes any other nationally recognized investment banking firm from which the Special Committee receives financial advice for any purpose contemplated by Section 5.4), the Company has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5    Capitalization.

The Company’s authorized capital stock consists of: (a) 200,000,000 Shares of Company Common Stock, of which 27,320,550 Shares are issued and outstanding as of December 20, 2002 and no Shares are held in treasury, and (b) 10,000,000 shares of preferred stock, par value $.0001 per share, none of which are issued and outstanding. All of the issued and outstanding Shares: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance in all material respects with all applicable state and federal securities Laws, and (c) were not issued in Breach of any Equity Commitments. As of December 3, 2002, there were outstanding Company Options to purchase an aggregate of 3,049,902 shares of Company Common Stock under the Company Option Plans. The Financial Advisor has provided to Parent a spreadsheet dated January 10, 2003 setting forth the total number of shares of Company Common Stock issuable pursuant to Cashed-Out Company Options at various exercise prices. As of the date of this Agreement, except as set forth in this Section 4.5, no Equity Commitments exist with respect to any Equity Interest of the Company, and no such Equity Commitments will arise in connection with the transactions contemplated hereby. There are no Contracts to which the Company is a party or to the Knowledge of the Company, to which persons other than the Company are party, with respect to the voting or transfer of the Company’s Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

4.6    Company Subsidiaries.

All of the issued and outstanding Equity Interests of each Subsidiary of the Company (A) that is a corporation have been duly authorized and are validly issued, fully paid, and nonassessable and (B) that is not a corporation have (i) been duly created pursuant to the Laws of the jurisdiction of such Subsidiary, (ii) have been issued and paid for in accordance with the Organizational Documents governing such Subsidiary, and (iii) except as expressly contemplated by the Organizational Documents governing such Subsidiary, are fully paid and non-assessable and require no further capital contribution. The Company holds of record and owns beneficially all of the outstanding Equity Interests of its Subsidiaries, free and clear of any Encumbrances, rights of first refusal, preemptive rights, community property interest, or restrictions of any nature (including any restriction on the voting, transfer, possession or attribute of ownership of any security (other than restrictions under the Securities Act and state securities Laws)). No Equity Commitments exist with respect to any Equity Interests of such Subsidiaries and no such Equity Commitments will arise in connection with the transactions contemplated by this Agreement. There are no outstanding or authorized Equity Commitments with respect to any such Subsidiary or its Equity Interests. There are no Contracts with respect to the voting or transfer of any such Subsidiary’s Equity Interests. No such Subsidiary is obligated to redeem or otherwise acquire any of its Equity Interests. The Company has delivered or made available to Parent current and complete copies of the Organizational Documents of each of its material Subsidiaries, as amended to date.

4.7    Statements True and Correct.

None of the information (including this Agreement) supplied or to be supplied by the Company: (i) to Parent and Sub for inclusion in any filings with the SEC in connection with the transactions contemplated by this Agreement; or (ii) to any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

4.8    Regulatory Approvals.

The Company has not taken any action, nor does the Company have any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of a Governmental Entity necessary in connection with the consummation of the Merger, which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company.

4.9    Opinion of Financial Advisor.

The Company has received the written opinion of the Financial Advisor, dated as of the date of this Agreement, to the effect that the consideration to be received pursuant to this Agreement by the Company Stockholders is fair to such holders (other than Parent and its Affiliates) from a financial point of view.

4.10    State Takeover Statutes.

The Company Board has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger and the related transactions the provisions of Section 203 of the DGCL.

4.11    Requisite Stockholder Vote.

The only vote of the Company Stockholders required to adopt this Agreement and approve the Merger is the affirmative vote of a majority of the shares of the Company Common Stock outstanding on the record date fixed for, and entitled to vote at, the Special Meeting (the “Requisite Stockholder Vote”).

4.12    SEC Filings.

The Company has made all filings with the SEC that it has been required to make in the past two years under the Securities Act or Exchange Act, as the case may be. At the time of filing or amendment thereof, each such filing or amendment complied with the Securities Act or Exchange Act in all material respects, and none of such filings or amendments contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or omits to state any material fact necessary to correct any statement in any earlier filing by the Company with the SEC.

4.13    Litigation.

Section 4.13 of the Company Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any outstanding Order or (ii) is a party, or to the Knowledge of the Company is threatened to be made a party, to any Action before any court, arbitral body or Governmental Entity. With respect to each such Action, to the extent applicable, the Company has tendered or otherwise requested coverage for the claim involved in such Action to each applicable insurer of the Company.

ARTICLE 5.

COVENANTS

The Parties covenant and agree as follows:

5.1    Notices and Consents.

Each Party will give any notices to, make any filings with, and use its reasonable efforts to obtain any Consents of Governmental Authorities, if any, required in connection with the transactions contemplated herein including in connection with the matters referred to in Sections 3.3 and 4.3, respectively, and to use such Party’s commercially reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Entity to the transactions contemplated herein. Nothing in this Section 5.1 will require that Parent or its Affiliates divest, sell, or hold separately any of its assets or properties, nor will this Section 5.1 require that Parent, its Affiliates, or the Company take any actions that could affect the normal and regular operations of Parent, its Affiliates, or the Surviving Corporation after the Closing.

5.2    Operation of Business.

Except as expressly contemplated by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Article 7, the Company will, and will cause each of the Company’s Subsidiaries to: (i) conduct its operations in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its current relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having material business dealings with it, and (iii) continue to take commercially reasonable action that may be necessary or advisable to protect and preserve its Intellectual Property. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as consented to in writing by Parent (which consent will not be unreasonably withheld or delayed), prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Article 7, neither the Company nor any of its Subsidiaries will:

(a)    amend its Organizational Documents;

(b)    authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of Equity Commitments or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to the exercise of Options granted prior to the date hereof;

(c)    split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend (other than in connection with a stockholder rights plan that is inapplicable to the Merger) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of the Company’s Subsidiaries;

(d)    subject to Section 5.4 herein, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(e)    (i) incur or assume any long-term or short-term debt or issue any debt securities in each case, except for borrowings under existing lines of credit in the Company’s Ordinary Course of Business, or materially modify or agree to any material amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for obligations of the Company’s Subsidiaries incurred in the Company’s Ordinary Course of Business; (iii) make any loans, advances or capital contributions to or investments in any other Person (other than to a Subsidiary of the Company or customary loans or advances to employees, in each case in the Ordinary Course of Business); (iv) pledge or otherwise create or suffer to exist any Encumbrance with respect to shares of capital stock of the Company or its Subsidiaries or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any other Encumbrance thereupon;

(f)    except for obtaining directors’ and officers’ liability insurance as contemplated by Section 5.7. and except for increases in salary, wages and benefits granted to employees of the Company or its Subsidiaries (other than officers and directors of the Company) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, and except as may be required by applicable Law, enter into, adopt or amend or terminate (other than by expiration) any bonus, special remuneration, compensation, severance, stock option, stock purchase agreement, retirement, health, life, or disability insurance, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

(g)    grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof, copies of which have been provided to Parent, or as required by applicable federal, state or local law or regulations;

(h)    (i) acquire, sell, lease, license, transfer or otherwise dispose of any material assets in any single transaction or series of related transactions having a fair market value in excess of $250,000 in the aggregate, other than sales of its products in the Ordinary Course of Business; (ii) enter into any exclusive license, distribution, marketing, sales or other agreement; or (iii) sell, transfer (other than non-exclusive licenses entered into in the Ordinary Course of Business of the Company) or otherwise dispose of any Intellectual Property;

(i)    except as may be required as a result of a change in applicable Law or in GAAP, change any of the accounting principles, practices or methods used by it;

(j)    (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any material equity interest therein; (ii) amend, modify or waive any material right under any material Contract of the Company or any of its Subsidiaries; or (iii) authorize any new capital expenditure or expenditures in excess of $250,000 in the aggregate in any calendar quarter;

(k)    make or revoke any material tax election or settle or compromise any income tax liability in excess of $200,000;

(l)    fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

(m)    fail to pay any material Taxes or other material debts when due unless being contested in good faith and promptly disclosed to Parent;

(n)    settle or compromise any pending or Threatened suit, Action or claim that (i) relates to the transactions contemplated hereby; (ii) the settlement or compromise of which would involve more than $500,000; or (iii) that (A) would otherwise be material to the Company and its Subsidiaries or (B) primarily relates to any material Intellectual Property matters;

(o)    make any material change in its practices, procedures or methods with respect to billing, collections or payment of accounts, including delaying payment of any accounts payable or accelerating the collection of any accounts receivable; or

(p)    take or agree in writing to take any of the actions described in Sections 5.2(a) through (o).

5.3    Access to Information.

(a)    Upon reasonable prior notice, the Company shall afford reasonable access to the officers, employees, accountants, counsel and other representatives of Parent (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, and records; provided, however, that the Company will not be required to provide such information to the extent that, in the opinion of the Company’s legal counsel, such disclosure would constitute a waiver of the attorney-client privilege with respect to the subject matter underlying the information sought to be disclosed or materially and adversely prejudice the Company in any material pending or Threatened Action.

(b)    During the period prior to the Effective Time, the Company shall promptly make available as soon as reasonably practical to Parent (i) a copy of each report, schedule, registration statement and other document filed with the SEC, (ii) a copy of each document received by it from the SEC, during such period, and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request.

(c)    The nondisclosure agreement by and between the Company and Gores Technology Group dated as of January 8, 2003 (the “Confidentiality Agreement”) shall apply with respect to the information furnished pursuant to this Section 5.3 and otherwise pursuant to this Agreement, and the Company shall have no obligation to afford any such access pursuant to this Section 5.3 unless such parties seeking access agree to be bound by the Confidentiality Agreement (which Parent and Sub hereby agree to do).

5.4    Acquisition Proposal.

(a)    The Company shall not, nor shall it authorize or permit any Subsidiary of the Company to, nor shall it authorize or permit any officer, director or any investment banker, attorney or other advisor, agent or representative of the Company or any Subsidiary of the Company (collectively, “Representatives”) to, nor shall it authorize, and it shall use commercially reasonable efforts not to permit, any employee of the Company or any Company Subsidiary to, (i) directly or indirectly solicit or initiate the submission of, any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company, before the Closing Date, from furnishing information regarding the Company or entering into negotiations or discussions with, any Person in response to an Acquisition Proposal made, submitted, or announced by such Person (and not withdrawn) and any such actions enumerated in this provision shall not be considered a Breach of this Agreement if and to the extent that each of the following conditions is satisfied: (1) the Special Committee concludes in good faith, after consultation with the Financial Advisor, that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below), (2) such Acquisition Proposal is not attributable to a Breach by the Company of this Section 5.4(a) or Section 5.4(b); (3) the Special Committee concludes in good faith, after consultation with its outside legal counsel, that it is reasonably likely that the failure to take such action would constitute a Breach of its fiduciary duties to the Company Stockholders under applicable Law; (4) the Company promptly gives Parent written notice of the existence of such Acquisition Proposal, all of the material terms and conditions of such Acquisition Proposal and the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person, and the Company promptly gives Parent written notice of any amendment in the material terms and conditions of such Acquisition Proposal (which notice shall include materially amended material terms and conditions) throughout the pendency of the Company’s discussions or negotiations with such Person relating to such amended Acquisition Proposal; (5) such Person executes a confidentiality agreement with the Company that is customary for such transactions and (6) the Company promptly furnishes to Parent any information provided to such Person (to the extent that such information has not been previously furnished by the Company to Parent). Subject to the foregoing provisions of this Section 5.4, the Company shall, and shall cause its Representatives to, cease immediately all existing activities, discussions and negotiations with Persons other than Parent regarding any proposal that constitutes, or which the Company reasonably believes would lead to an Acquisition Proposal, and will take the necessary steps to inform the Persons referred to above of the obligations undertaken in this Section 5.4.

(b)    Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any such committee of this Agreement, or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal, or (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal. Notwithstanding any provision of this Agreement, if, the Company receives a Superior Proposal and the Special Committee determines in good faith, after consultation with outside legal counsel, that it is reasonably likely that the failure to do so would constitute a Breach of its fiduciary duties to the Company Stockholders imposed by applicable Law, the Special Committee may withdraw its recommendation of the Merger and this Agreement and, in connection therewith, recommend such Superior Proposal to the Company Board, provided, however, that prior to withdrawing its recommendation or entering into an agreement with respect to or recommending a Superior Proposal the Company Board shall (A) give Parent three Business Days notice of such Superior Proposal and (B) subsequent to such notice, terminate this Agreement pursuant to Section 7.1(c) hereof.

(c)    Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from complying with Rule 14d-9 under the Exchange Act, from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Special Committee, after consultation with outside legal counsel, the failure so to disclose would constitute a Breach of its fiduciary duties or a violation of applicable Law.

(d)    For purposes of this Agreement:

“Acquisition Proposal” means any bona fide offer, inquiry or proposal (other than an offer or proposal by Parent or an Affiliate of Parent) relating to (i) a merger, tender offer, exchange offer, acquisition, consolidation, or similar transaction involving the at least 10% of the equity securities of the Company or (ii) the acquisition (other than an acquisition by Parent or an Affiliate of Parent) of a material portion of the assets of the Company outside the Ordinary Course of Business.

“Superior Proposal” means an unsolicited Acquisition Proposal (i) to acquire at least 50% of the equity securities of the Company entitled to vote generally in the election of directors to the Company Board or all or substantially all of the assets of the Company, (ii) that the Special Committee determines in its good faith judgment (after consultation with the Financial Advisor and its legal and other advisors) to be more favorable to the Company Stockholders (other than Parent and its Affiliates) from a financial perspective than the Merger, and (iii) that the Special Committee determines in its good faith judgment (after consultation with the Financial Advisor and its legal and other advisors) is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal).

5.5    Covenants to Satisfy Conditions.

Each of the Company and Parent will use its commercially reasonable efforts to ensure, and to cause its respective Affiliates to ensure, that the conditions set forth in Article 6 are satisfied, insofar as such matters are within the control of such Party. Parent and the Company further covenant and agree, with respect to any pending or Threatened Action, preliminary or permanent injunction or other Order, that would adversely affect the ability of the Parties to consummate the transactions contemplated herein, to use their respective commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

5.6    Disclosure Prior to Closing.

In the event that, at any time prior to the Effective Time, the Company or Parent (with respect to itself or to Sub) becomes aware that any representation or warranty made by it in this Agreement shall have become untrue or incorrect in any material respect such that the conditions in Article 6 would not be satisfied, or of any failure by such Party to perform or comply in any material respect with its obligations, agreements and covenants under this Agreement such that the conditions in Article 6 would not be satisfied, such Party shall promptly provide written notice of such matters to the other Party. However, no such notice provided under this Section 5.6 shall be deemed to cure any Breach of any representation or warranty made in this Agreement whether for purposes of determining whether or not the conditions set forth in Article 6 have been satisfied or otherwise.

5.7    Indemnification and Directors’ and Officer’s Insurance.

(a)    At and after the Effective Time, the Surviving Company shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its Subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable Law and any applicable indemnification agreement referred to in Section 5.7(b). Nothing contained herein shall make Parent, Sub, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 5.7 relieve the obligations of any insurer with respect thereto. The Parties intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section 5.7 shall apply without limitation to negligent acts or omissions by an Indemnified Person. This Section 5.7 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Organizational Documents as presently in effect.

(b)    From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers provided or made available to Parent as of or prior to the date hereof (or indemnification agreements in the Company’s customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions under the Company’s Organizational Documents as in effect immediately prior to the Effective Time.

(c)    For a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy; provided, however, that in no event shall Parent or the Company be required to expend in any year an annual premium for such coverage in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage (or such coverage as is available for two hundred fifty percent (250%) of such annual premium), it being understood and hereby agreed that if Parent or the Surviving Corporation shall elect to satisfy its obligations under this Section 5.7(c) by purchasing a multi-year “tail” or similar policy, the annual premium limitation set forth in this Section 5.7(c) shall be measured by dividing the total premium for such multi-year “tail” or similar policy by the number of years covered thereby and comparing such quotient to two hundred fifty percent (250%) of the annual premium currently paid by the Company under its directors’ and officers’ liability insurance policy in effect as of the date hereof.

(d)    The provisions of this Section 5.7 are intended to be for the benefit of, and will be Enforceable by, each Indemnified Person and the heirs and representatives of such Indemnified Person. The Surviving Company will not merge or consolidate with or transfer or assign all or substantially all of its assets to any other Person unless the Surviving Corporation ensures that the surviving or resulting entity or transferee assumes the obligations imposed by this Section 5.7.

5.8    Publicity.

The initial press release relating to this Agreement shall be a press release of the Company in a form mutually agreeable to Parent and the Company, and Parent and the Company shall, subject to their respective legal obligations, use reasonable efforts to agree upon the text of any other press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby; provided, however, that this Section 5.8 shall not apply if the Special Committee shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger or if any Acquisition Proposal shall be publicly disclosed after the date hereof.

5.9    Reimbursement of Parent Expenses.

The Company shall pay all reasonable costs and expenses incurred by Parent and Sub up to and through the earlier of (i) the termination of this Agreement pursuant to Article 7 and (ii) the Closing as a result of the negotiation and performance of this Agreement and consummation of the transactions contemplated hereby, including without limitation all reasonable legal and investment banking fees and expenses, incorporation fees, filing fees, and any fees, expenses or other costs associated with or related to any filings, clearances or other actions required by the HSR Act or any other applicable antitrust or similar Law of a domestic or foreign jurisdiction (including for purposes of this Section 5.9 such fees and costs incurred by the Company), and reasonable expenses incurred in obtaining any required private party consents, all in an amount not to exceed $225,000 in the aggregate (the “Parent Expenses”). The Company shall pay the Parent Expenses promptly after receipt of an itemized invoice or bill detailing such Parent Expenses. The Company shall directly pay SEC filing fees and printing and mailing expenses incurred in connection with the filing and dissemination of the proxy prepared in connection with the Merger. Notwithstanding the foregoing, the Company shall not be responsible for any expenses or costs incurred by Parent or Sub in connection with any claim, suit or other action related to Parent’s enforcement of its rights under this Agreement, except those costs and expenses required to be paid by the Company, if any, upon a final adjudication of such claim suit or other action.

5.10    Employee Benefits.

Parent and Sub agree that each participant in an Employee Benefit Plan of the Company who continues to be employed by the Surviving Corporation immediately following the Effective Time shall be eligible to continue to participate in the Surviving Corporation’s retirement, health, vacation and other non-equity based Employee Benefit Plans. With respect to such benefits, each such participant shall receive service credit for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service under such plans for years of service with the Company (and its Subsidiaries and predecessors) prior to the Effective Time, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Nothing in this section 5.10 or elsewhere in this Agreement shall be construed to prohibit the Surviving Corporation from amending, modifying or terminating any Employee Benefit Plans provided such action does not purport to have retroactive effect on any participant’s accrued entitlements thereunder without such participant’s consent.

ARTICLE 6.

CLOSING CONDITIONS

6.1    Conditions to Obligations of all Parties to Effect the Closing.

The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the Closing, of each of the following conditions unless waived in writing by Parent and the Company:

(a)    No Law or Orders.    No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) which declares this Agreement invalid or unenforceable in any material respect or which prohibits consummation of the Merger or the transactions contemplated herein, and all governmental Consents and Orders required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

(b)    Requisite Stockholder Vote.    The Requisite Stockholder Vote shall have been received.

(c)    Applicable Antitrust Law.    Any applicable waiting period under the HSR Act or any other applicable antitrust or similar Law of a domestic or foreign jurisdiction shall have expired or have been terminated with respect to the transactions contemplated hereby.

(d)    Cash.    The Company shall have a Closing Net Cash Balance in an aggregate amount equal to or greater than $57.5 million.

(e)    Availability of Statutory Surplus.    The Company and Parent shall have been furnished with a certificate, dated the Closing Date and executed by the Company’s Chief Financial Officer, (i) stating that after giving effect to the payments required to be made by the Company under this Agreement, the Company will continue to have a surplus as determined in accordance with DGCL Section 154 and (ii) setting forth, in reasonable detail, the computation supporting such statement.

6.2    Conditions to Obligations of Parent and Sub to Effect the Closing.

The obligations of the Parent and Sub to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the Closing, of each of the following conditions unless waived in writing by Parent:

(a)    Representations and Warranties are True.    The representations and warranties of the Company set forth in Article 4, when read without any exception or qualification as to materiality or reference to Material Adverse Effect or Material Adverse Change, shall be true and correct as if such representations and warranties were made as of the Closing (except as to any such representation and warranty which speaks as of a specific date, which must be true or correct as of such date) except where the failure to be so true and correct has not had a Material Adverse Effect on the Company.

(b)    Covenants.    Each covenant, agreement and condition contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

(c)    Material Adverse Change.    There shall not have occurred a Material Adverse Change on the Company.

(d)    Certificate of Company Expenses.    The Company and Parent shall each have been furnished a certificate, dated the Closing Date and executed on behalf of the Company by a financial officer of the Company other than the Chief Financial Officer, (i) setting forth in reasonable detail the total Company Expenses accrued, together with a good faith estimate of the Company Expenses incurred but not yet billed, and (ii) stating that such officer has discussed the certificate with one or more members of the Special Committee. Such certificate shall be informational and shall not, solely on account of its contents, change the respective rights of the Parties under this Agreement but such certificate shall be taken into account in determining whether or not the condition set forth in Section 6.1(d) has been satisfied and in the calculation of the Adjustment Amount.

6.3    Conditions to Company’s Obligations to Effect the Closing.

The obligations of the Company to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the Closing, of each of the following conditions unless waived in writing by the Company:

(a)    Representations and Warranties are True.    The representations and warranties of Parent and Sub set forth in Article 3 shall be true and correct as if such representations and warranties were made as of the Closing (except as to any such representation and warranty which speaks as of a specific date, which must be true or correct as of such date).

(b)    Covenants.    Each covenant, agreement and condition contained in this Agreement to be performed by Parent or Sub on or prior to the Closing shall have been performed or complied with in all material respects.

(c)    Material Adverse Change.    There shall not have occurred a Material Adverse Change on Parent or Sub.

ARTICLE 7.

TERMINATION

7.1    Termination of Agreement.

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Effective Time, whether before or after stockholder approval of the Merger:

(a)    By mutual written consent of the Parties;

(b)    By either of the Company (acting pursuant to a valid board of directors action) or Parent (acting pursuant to a valid board of directors action) if: (i) any Governmental Entity shall have issued an Order, or taken any, action which permanently restrains, enjoins or otherwise prohibits the payment for, Shares pursuant to the Merger and such Order or Action shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such Order or Action; (ii) the Merger has not been consummated on or before April 30, 2003 (the “Termination Date”); or (iii) the Special Meeting shall have been held, the polls shall have closed at the Special Meeting (or any adjustment or postponement thereof) and the Company Stockholders shall have failed, by the Requisite Stockholder Vote, to adopt this Agreement and approve the Merger; provided, however, that the right to terminate this Agreement under Section 7.1(b)(ii), or (iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the event or state of affairs that would otherwise have entitled it to terminate this Agreement thereunder and such action or failure to act constitutes a material Breach of this Agreement;

(c)    By the Company, in connection with entering into an agreement as permitted by Section 5.4 with respect to a Superior Proposal or if the Company Board shall have recommended to the Company Stockholders any Superior Proposal or, in either case, resolved by valid action to do so;

(d)    By the Company, if (i) any of the representations and warranties of Parent and Sub set forth in this Agreement shall not be true and correct in all material respects as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue and incorrect as of such date) except where the failure to be so true and correct would not individually or in the aggregate, be reasonably likely to interfere with the ability of Parent or Sub to consummate the Merger or the other transactions contemplated by this Agreement, or (ii) if Parent or Sub shall have failed to perform or comply in any material respect with its obligations, agreements and covenants under this Agreement, in each case which inaccuracy or failure to perform is not cured in all material respects within ten (10) Business Days following written notice from the Company of such Breach;

(e)    By Parent, if (i) the Special Committee or the Company Board (A) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner materially adverse to Parent or shall have resolved pursuant to valid Special Committee or Company Board action to do any of the foregoing or (B) shall have recommended to the Company Stockholders any Acquisition Proposal.

(f)    By Parent, if the Company shall have Breached any of its representations and warranties, which Breach shall have given rise to the failure of the condition set forth in Section 6.2(a) to be satisfied or the Company shall have failed to perform its covenants of other agreements contained in this Agreement which failure to perform would give rise to the failure of the condition set forth in Section 6.2(b) to be satisfied, which in each case, Breach or failure to perform is not cured in all material respects within ten (10) Business Days following receipt of written notice from Parent of such Breach.

7.2    Manner and Effect of Termination.

Termination shall be effected by the giving of written notice to that effect by the Party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; provided, however, that termination shall not affect: (i) the rights and remedies available to a party as a result of the Breach by the other party or parties hereunder, (ii) the provisions of Sections 5.9, 8.1, 8.8, and 8.11 hereof, or (iii) the obligations of the Company pursuant to Section 7.3 below.

7.3    Certain Payments Upon Termination.

(a)    In the event that this Agreement is terminated under Section 7.1 for any reason (other than termination by the Company in accordance with Section 7.1(d)) the Company shall promptly pay Parent all then-unpaid Parent Expenses submitted in accordance with Section 5.9; provided, however, that, to the extent that Parent is not then able to quantify all such Parent Expenses, Parent shall be entitled to continue to seek reimbursement under Section 5.9. If this

Agreement has been terminated by the Company in accordance with Section 7.1(d), then the Company shall have no further obligation for amounts due under Section 5.9.

(b)    In the event that this Agreement is terminated (I) pursuant to either Section 7.1(c) or 7.1(e), in addition to the payment of Parent Expenses set forth in Section 7.3(a), the Company shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay to Parent in immediately available funds a fee equal to the greater of (i) $800,000 or (ii) 25% of the amount by which the aggregate merger consideration provided for in the applicable recommended Superior Proposal or Acquisition Proposal exceeds the aggregate of the Merger Consideration provided for in this Agreement; provided, that in no event shall the termination fee payable under this Section 7.3(b) exceed $1,600,000 (the “Termination Fee”), or (II) pursuant to either Section 7.1(b)(ii) or 7.1(b)(iii), and within the 90 calendar days following such termination the Company shall execute a definitive agreement for a transaction that would have constituted a Superior Proposal under this Agreement (an “Alternative Transaction”), in addition to the payment of Parent Expenses set forth in Section 7.3(a), the Company shall, upon and subject to the consummation of such Alternative Transaction, pay to Parent in immediately available funds the Termination Fee.

ARTICLE 8.

MISCELLANEOUS

8.1    Entire Agreement; Third Party Beneficiaries.

This Agreement, together with the Exhibits hereto and the certificates, documents, instruments and writings that are contemplated by or referred to herein (including the Confidentiality Agreement) and delivered pursuant hereto and the Indemnification Agreement between Pacific Credit Corp. and Resonate Inc. dated January     , 2003 (the “Indemnification Agreement”), constitute the entire agreement and understanding of the Parties in respect of its subject matters and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing (whereupon it shall terminate) and shall survive any termination of this Agreement; and (b) except as provided in Section 5.7 and the Indemnification Agreement, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.2    Successors.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors and permitted assigns.

8.3    Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

8.4    Notices.

All notices, requests, demands, claims and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient and such notice, request, demand, claim or other communication will be deemed given if delivered to the address set forth below using personal delivery, commercial courier, messenger service, telecopy (receipt confirmed), registered or certified mail (postage pre-paid, return receipt requested), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

If to Parent, Sub and after Closing to the Surviving Corporation	c/o Gores Technology Group 6260 Lookout Road Boulder, CO 80301 Attn: Chief Financial Officer Fax: (303) 531-3200

Copy (which will not constitute notice) to:	c/o Gores Technology Group 10877 Wilshire Boulevard, Suite 1805 Los Angeles, CA 90024 Attn: General Counsel Fax: (310) 208-3310

If to Company before Closing	385 Moffett Park Drive Sunnyvale, CA 94089 Attn: Chairman of the Special Committee Fax: (408) 548-5679

Copy (which will not constitute notice) to:	Wilson Sonsini Goodrich & Rosati A Professional Corporation 650 Page Mill Road Palo Alto, California 95050 Attn: Aaron J. Alter, Esq. Fax: (650) 493 6811

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.5    Specific Performance.

Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Section 8.8, in addition to any other remedy to which they may be entitled, at Law or in equity.

8.6    Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

8.7    Headings.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.8    Governing Law.

This Agreement and the performance of the transactions contemplated herein and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

8.9    Amendments and Waivers.

No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Parent and the Company. No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

8.10    Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and Enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provisions.

8.11    Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

8.12    Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The word “including” means “including without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the party is in Breach of the first representation, warranty, or covenant.

8.13    Non-Survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.14    Submission to Jurisdiction.

All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in New Castle County. The Parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New Castle County for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

8.15    Actions of Sub.

Parent shall cause Sub to take all actions required to be taken by Sub under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RESONATE INC.

By:	/s/ RUSSELL SIEGELMAN

Name:	Russell Siegelman

Title:	Chairman of the Special Committee of the Board of Directors

GTG ACQUISITION CORP.

By:	/s/ BRENT D. BRADLEY

Name:	Brent D. Bradley

Title:	Vice President and Assistant Secretary

RES MERGER SUB, INC.

By:	/s/ BRENT D. BRADLEY

Name:	Brent D. Bradley

Title:	Vice President and Assistant Secretary